Exhibit 15

May 5, 2006

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

We are aware that Hudson Highland Group, Inc. has incorporated by reference in its Registration Statements on Form S-4 (No. 333-119563) and Form S-8 (Nos. 333-104209, 333-104210, 333-104212, 333-117005, 333-117006 and 333-126915) our report dated May 3, 2006, relating to the Company’s unaudited interim consolidated condensed financial statements appearing in its quarterly report on Form 10-Q for the quarter ended March 31, 2006. Pursuant to Regulation C under the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to May 3, 2006.

/s/ BDO Seidman, LLP
New York, New York